News Release August 4, 2026
SSR MINING REPORTS SECOND QUARTER 2026 RESULTS
DENVER - SSR Mining Inc. (Nasdaq/TSX: SSRM) ("SSR Mining" or the “Company") reports consolidated financial results for the second quarter ended June 30, 2026. In addition, the Board of Directors declared a quarterly cash dividend of $0.03 per common share payable on September 11, 2026 to holders of record at the close of business on August 14, 2026. This dividend qualifies as an 'eligible dividend' for Canadian tax purposes.
•Consolidated operating results from continuing operations: Second quarter 2026 production was 101,959 gold equivalent ounces at consolidated cost of sales of $1,775 per payable ounce and all-in sustaining costs (“AISC”) of $2,622 per payable ounce.(1) In the first half of 2026, the Company produced 211,873 gold equivalent ounces at consolidated cost of sales of $1,749 per payable ounce and AISC of $2,521 per payable ounce. Year-to-date results are well aligned with full-year 2026 production guidance of 450,000 to 535,000 gold equivalent ounces and the Company’s expectations of a second-half weighted production profile. Full-year AISC is trending towards the top end of SSR Mining’s 2026 guidance, as the Company capitalizes on its strong liquidity position to accelerate capital investments in support of mine life extension initiatives across the portfolio.
•Financial results from continuing operations: In the second quarter of 2026, SSR Mining reported net income and adjusted net income attributable to SSR Mining shareholders of $137.0 million, or $0.66 per diluted share. In the second quarter of 2026, operating cash flow was $115.6 million and free cash flow was $50.3 million. In the first half of 2026, operating cash flow was $420.5 million and free cash flow was $299.1 million.
•Completed strategic refocus to the Americas: On June 24, 2026, SSR Mining closed the sale of its 80% ownership stake in the Çöpler mine and related properties in Türkiye (collectively, “Çöpler”) for approximately $1.49 billion in cash consideration. Subsequently, on July 17, 2026, the Company closed the sale of its 20% ownership stake in the Hod Maden development project (the "Hod Maden Project") for an uncapped 4.0% net smelter return royalty ("NSR") on 100% of the Hod Maden Project. These transactions completed SSR Mining’s strategic refocus to a free-cash-flow-focused Americas gold and silver producer anchored by its long-lived operations in the United States.
•Capital Returns: In the second quarter of 2026, SSR Mining completed a total of $337.8 million in share buybacks through the repurchase of 10.4 million shares. Year-to-date, SSR Mining has repurchased 12.9 million shares for a total of $409.2 million in capital returns, or an effective yield of nearly 8%. On June 15, 2026, the Company announced approvals for an additional $500 million for share repurchases, of which $109.2 million has been returned to shareholders to July 31, 2026. Additionally, on August 4, 2026, the Board declared a quarterly cash dividend of $0.03 per share to be paid on September 11, 2026. Since 2021, SSR Mining has returned nearly $900 million to shareholders through the repurchase of more than 32 million shares and over $170 million in dividends.
•Cash and liquidity position: As of June 30, 2026, SSR Mining had a cash and cash equivalent balance of $1,783.0 million and no long-term debt outstanding.
•Revolving credit facility extended: On July 31, 2026, SSR Mining amended its existing revolving credit facility (the “Facility”). The Facility now matures on July 31, 2030 and capacity was increased from $400 million to $600 million. Under the terms of the expanded Facility, amounts borrowed will incur variable interest at the Secured Overnight Financing Rate plus an applicable margin ranging from 1.75% to 2.5%, an improvement over the prior facility margin of 2.00% to 2.75%.

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•Development & exploration in the Americas: SSR Mining continues to advance key brownfield organic growth projects across the portfolio, including Buffalo Valley at Marigold, Cortaderas at Puna, and Porky at Seabee. These projects represent low-cost, high-return development opportunities and have the potential to meaningfully extend the mine lives at each asset. On June 29, 2026, SSR Mining closed an approximately C$5 million strategic investment to acquire 9.9% of Phenom Resources Corp.’s (“Phenom”) outstanding shares on an undiluted basis. SSR Mining also entered into a Framework Agreement which grants SSR Mining the right to acquire a 15% interest in Phenom’s Dobbin Project in Nevada for an additional $4 million. Phenom has defined a more than 2 kilometer long and 200 meter wide gold-in-soil anomaly supported by strong chip sampling results across the target area. Exploration drilling to test for potential Carlin-style gold mineralization at the Dobbin project commenced early in the third quarter of 2026.
Rod Antal, Executive Chairman of SSR Mining, said, “We have now completed the strategic repositioning of our business to the Americas. Anchored by our long-lived Marigold and CC&V operations in the USA, our focus on delivering sustainable free cash flow and best-in-class capital returns is a clear differentiator amongst the peer group.
Operationally, our second quarter results were aligned with our expectations and have the business tracking well against full-year production guidance targets. As we have stated throughout the year, we expect a stronger second half of production and free cash flow across the portfolio.
I am pleased with SSR Mining’s current strategic position. We are actively returning capital to shareholders through continued buybacks and our reinstated dividend program, while delivering strong operating results and advancing organic growth initiatives to extend the mine lives at each of our operations. I look forward to a strong finish to 2026 as we reinforce our position as a leading mid-cap gold producer.”

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Financial and Operating Summary
A summary of the Company's consolidated financial and operating results for the three and six months ended June 30, 2026 and June 30, 2025 are presented below:

	Three Months Ended			Six Months Ended
(in thousands, except per share data or otherwise stated)	June 30,			June 30,
		2026	2025		2026	2025
Financial Results
Revenue		$443,798	$405,455		$1,025,576	$722,073
Cost of sales		$173,672	$162,948		$368,791	$299,589
Operating income		$191,676	$168,076		$492,131	$274,892
Net income (loss)		$92,435	$80,362		$(22,717)	$134,808
Net income from continuing operations		$137,014	$131,983		$387,686	$216,538
Net income (loss) from discontinued operations		$(44,579)	$(51,621)		$(410,403)	$(81,730)
Net income attributable to SSR Mining shareholders from continuing operations		$137,014	$131,983		$387,686	$216,538
Basic net income per share attributable to SSR Mining shareholders from continuing operations		$0.66	$0.65		$1.87	$1.07
Diluted net income per share attributable to SSR Mining shareholders from continuing operations		$0.66	$0.61		$1.82	$1.01
Adjusted net income attributable to SSR Mining shareholders from continuing operations (1)		$137,014	$138,303		$387,686	$228,291
Basic adjusted net income per share attributable to SSR Mining shareholders from continuing operations (1)		$0.66	$0.68		$1.87	$1.13
Diluted adjusted net income per share attributable to SSR Mining shareholders from continuing operations (1)		$0.66	$0.64		$1.82	$1.06

Cash provided by operating activities from continuing operations		$115,619	$150,702		$420,457	$269,926
Cash provided by (used in) operating activities of discontinued operations		$(15,317)	$6,854		$(55,665)	$(30,033)
Cash provided by operating activities		$100,302	$157,556		$364,792	$239,893
Cash provided by (used in) investing activities		$1,399,476	$(68,219)		$1,313,207	$(220,000)
Cash provided by (used in) financing activities		$(340,524)	$7,856		$(418,743)	$10,531

Continuing Operating Results
Gold produced (oz)		75,601	90,966		157,915	166,835
Gold sold (oz)		73,919	90,739		157,812	168,447
Silver produced ('000 oz)		1,661	2,849		3,399	5,354
Silver sold ('000 oz)		1,506	2,534		3,339	4,909
Lead produced ('000 lb) (2)		7,131	13,877		15,293	25,365
Lead sold ('000 lb) (2)		7,304	12,058		16,221	24,111
Zinc produced ('000 lb) (2)		963	1,125		1,987	1,883
Zinc sold ('000 lb) (2)		889	1,279		1,627	1,541

Gold equivalent produced (oz) (3)		101,959	120,191		211,873	223,987
Gold equivalent sold (oz) (3)		97,822	116,736		210,814	220,843

Average realized gold price ($/oz sold)		$4,301	$3,336		$4,550	$3,151
Average realized silver price ($/oz sold)		$74.24	$35.24		$83.88	$33.90

Cost of sales per gold equivalent ounce sold (3)		$1,775	$1,396		$1,749	$1,357
Cash cost per gold equivalent ounce sold (1,3)		$1,637	$1,282		$1,623	$1,247
AISC per gold equivalent ounce sold (1,3)		$2,622	$1,858		$2,521	$1,807

Financial Position From Continuing Operations	June 30, 2026			December 31, 2025
Cash and cash equivalents	$		1,783,042	$		515,561
Current assets	$		2,469,303	$		1,287,265
Total assets	$		4,279,290	$		6,093,898
Current liabilities	$		252,238	$		618,356
Total liabilities	$		887,716	$		1,779,644
Working capital (4)	$		2,217,065	$		668,909
(1)The Company reports non-GAAP financial measures including adjusted net income (loss) attributable to SSR Mining shareholders from continuing operations, adjusted net income (loss) per share attributable to SSR Mining shareholders from continuing operations, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See “Non-GAAP Financial Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to net income (loss), net income (loss) per share attributable to SSR Mining shareholders from continuing operations, and cost of sales, which are the most comparable GAAP financial measures. Cost of sales excludes depreciation, depletion, and amortization.
(2)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(3)Effective January 1, 2026, the Company calculates gold equivalent ounces (“GEOs”) using a fixed silver-to-gold ratio of 63:1. In prior periods, GEOs were calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average closing commodity prices for the period. The Company does not include by-products in the GEO calculations. GEOs sold may not re-calculate based on amounts presented in this table due to rounding.
(4)Working capital is defined as current assets less current liabilities.

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Marigold, USA
For the three months ended June 30, 2026 and 2025, Marigold produced 31,059 and 35,906 ounces of gold, respectively. For the six months ended June 30, 2026 and 2025, Marigold produced 68,789 and 74,492 ounces of gold, respectively. During the second quarter of 2026, Marigold reported cost of sales of $1,980 per payable ounce and AISC of $3,044 per payable ounce.
Full-year production at Marigold remains strongly weighted to the second half as higher grades drive increased production, with approximately 65% of second half production expected in the fourth quarter. Full-year AISC at Marigold are trending towards the top-end of the Company’s 2026 guidance range, and sustaining capital is expected to remain elevated in the third quarter due to the timing of spend on fleet replacements and upgrades. 2026 growth capital guidance at Marigold has been increased from $48 million to $65 million as the Company plans to accelerate spend to facilitate longer-term growth, particularly at Buffalo Valley.
SSR Mining continues to advance growth initiatives across Marigold, including Buffalo Valley, with an updated life of mine plan expected by the end of 2026. Ongoing exploration and evaluation of other brownfield targets, including New Millennium, Marigold North, and DG80, continues as SSR Mining evaluates additional pathways for longer-term growth.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Data	2026	2025	2026	2025
Gold produced (oz)	31,059	35,906	68,789	74,492
Gold sold (oz)	29,720	35,589	69,229	75,997

Ore mined (kt)	4,324	3,425	9,271	8,781
Waste removed (kt)	17,044	20,912	36,550	41,367
Total material mined (kt)	21,368	24,337	45,821	50,148
Strip ratio	3.9	6.1	3.9	4.7

Ore stacked (kt)	4,324	3,426	9,271	8,782
Gold grade stacked (g/t)	0.28	0.62	0.27	0.44

Average realized gold price ($/oz sold)	$4,284	$3,337	$4,548	$3,104
Cost of sales ($/oz gold sold)	$1,980	$1,584	$1,885	$1,515
Cash costs ($/oz gold sold) (5)	$1,979	$1,586	$1,884	$1,516
AISC ($/oz gold sold) (5)	$3,044	$1,977	$2,657	$1,864
(5)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which is the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

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Cripple Creek & Victor, USA
For the three months ended June 30, 2026, and 2025, Cripple Creek & Victor (“CC&V”) produced 27,725 and 44,062 ounces of gold, respectively. For the six months ended June 30, 2026 and 2025, CC&V produced 66,023 and 55,344 ounces of gold, respectively. During the second quarter of 2026, CC&V reported cost of sales of $1,561 per payable ounce and AISC of $1,995 per payable ounce.
For the remainder of the year, CC&V's production is expected to be approximately 50 to 55% weighted to the fourth quarter. Full-year AISC at CC&V are expected to trend towards the top of the Company’s 2026 guidance range due to modest increases in sustaining capital spend on equipment components and general site improvement initiatives. Growth capital guidance in 2026 has been increased from $55 million to $60 million due to the timing of spend on the expansion of VLF2.
SSR Mining continues to evaluate opportunities to improve the longer-term production and cost profile at CC&V, including the potential for future Mineral Reserve conversion opportunities. As of year-end 2025, CC&V hosted 4.8 million ounces of Measured and Indicated gold resources and 2.0 million ounces of gold Inferred Mineral Resources in addition to 2.7 million ounces of gold Mineral Reserves.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Data	2026	2025	2026	2025 (6)
Gold produced (oz)	27,725	44,062	66,023	55,344
Gold sold (oz)	28,499	44,800	66,746	56,100

Ore mined (kt)	3,726	3,441	7,097	5,265
Waste removed (kt)	6,134	4,880	11,654	6,451
Total material mined (kt)	9,860	8,321	18,751	11,716
Strip ratio	1.6	1.4	1.6	1.2

Ore stacked (kt)	3,761	3,519	7,036	5,378
Gold grade stacked (g/t)	0.46	0.50	0.45	0.45

Average realized gold price ($/oz sold)	$4,397	$3,336	$4,636	$3,282
Cost of sales ($/oz gold sold)	$1,561	$1,116	$1,487	$1,212
Cash costs ($/oz gold sold) (7)	$1,430	$1,105	$1,396	$1,199
AISC ($/oz gold sold) (7)	$1,995	$1,339	$1,802	$1,427
(6)For the six months ended June 30, 2025, all metrics represent the period from February 28, 2025, the closing date of the CC&V acquisition, to June 30, 2025.
(7)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at CC&V. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which is the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

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Seabee, Canada
For the three months ended June 30, 2026 and 2025, Seabee produced 16,817 and 10,998 ounces of gold, respectively. For the six months ended June 30, 2026 and 2025, Seabee produced 23,103 and 36,999 ounces of gold, respectively. During the second quarter of 2026, Seabee reported cost of sales of $1,721 per payable ounce and AISC of $2,358 per payable ounce.
Seabee’s second half production is expected to be 55 to 60% weighted to the fourth quarter of 2026 due to higher grades, and the Company continues to trend towards the bottom-end of full-year production guidance. AISC in 2026 are expected at the top-end of the Company’s guidance range and are expected to be lowest in the fourth quarter. Sustaining capital spend is expected to be approximately equally weighted between the third and fourth quarters. Growth capital guidance for Seabee in 2026 has been increased from $15 million to $35 million to further advance the Porky West project in the second half of the year.
SSR Mining is continuing to advance exploration and resource development activities at both Santoy and Porky as potential avenues for Mineral Reserve growth and mine life extension. Near-mine drilling at Santoy is targeting higher grades at depth to further improve the production profile while the evaluation of Porky as a potential new mining front continues.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Data	2026	2025	2026	2025
Gold produced (oz)	16,817	10,998	23,103	36,999
Gold sold (oz)	15,700	10,350	21,837	36,350

Ore mined (kt)	106	66	187	148

Ore milled (kt)	112	68	188	158
Gold mill feed grade (g/t)	4.95	5.22	4.17	7.38
Gold recovery (%)	96.5	96.6	95.7	97.0

Average realized gold price ($/oz sold)	$4,158	$3,335	$4,292	$3,048
Cost of sales ($/oz gold sold)	$1,721	$1,785	$2,210	$1,145
Cash costs ($/oz gold sold) (8)	$1,721	$1,786	$2,211	$1,145
AISC ($/oz gold sold) (8)	$2,358	$2,708	$3,396	$1,754
(8)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which is the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

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Puna, Argentina
For the three months ended June 30, 2026 and 2025, Puna produced 1.7 and 2.8 million ounces of silver, respectively. For the six months ended June 30, 2026 and 2025, Puna produced 3.4 and 5.4 million ounces of silver, respectively. During the second quarter of 2026, Puna reported cost of sales of $28.77 per payable ounce and AISC of $29.52 per payable ounce.
Production at Puna is expected to be relatively evenly split between the third and the fourth quarter of 2026. AISC in 2026 are expected to trend towards the top-end of the Company’s full-year guidance range largely due to inflationary pressures. Growth capital guidance for 2026 at Puna has been increased from $18 million to $20 million as SSR Mining plans to advance opportunities to extend operations at Chinchillas.
SSR Mining continues to evaluate a number of potential growth projects at Puna, including additional laybacks at the Chinchillas pit, potential new development at the Melina open pit target adjacent to Chinchillas, and continued advancement of the Cortaderas project.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Data	2026	2025	2026	2025
Silver produced ('000 oz)	1,661	2,849	3,399	5,354
Silver sold ('000 oz)	1,506	2,534	3,339	4,909
Lead produced ('000 lb)	7,131	13,877	15,293	25,365
Lead sold ('000 lb)	7,304	12,058	16,221	24,111
Zinc produced ('000 lb)	963	1,125	1,987	1,883
Zinc sold ('000 lb)	889	1,279	1,627	1,541
Gold equivalent sold ('000 oz) (9)	23,903	25,997	53,002	52,396

Ore mined (kt)	299	475	372	1,102
Waste removed (kt)	1,939	1,592	4,078	2,681
Total material mined (kt)	2,238	2,067	4,450	3,783
Strip ratio	6.5	3.4	11.0	2.4

Ore milled (kt)	491	492	1,000	946
Silver mill feed grade (g/t)	111.15	186.62	111.65	182.38
Lead mill feed grade (%)	0.73	1.36	0.77	1.29
Zinc mill feed grade (%)	0.24	0.26	0.23	0.23
Silver mill recovery (%)	94.7	96.5	94.7	96.5
Lead mill recovery (%)	89.9	94.0	89.6	94.3
Zinc mill recovery (%)	36.7	39.6	38.4	39.6

Average realized silver price ($/oz sold)	$74.24	$35.24	$83.88	$33.90
Cost of sales ($/oz silver sold)	$28.77	$15.03	$27.20	$15.26
Cash costs ($/oz silver sold) (10)	$22.30	$9.98	$21.03	$10.45
AISC ($/oz silver sold) (10)	$29.52	$12.57	$26.02	$12.85
(9)Effective January 1, 2026, the Company calculates GEOs using a fixed silver-to-gold ratio of 63:1. In prior periods, GEOs were calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average closing commodity prices for the period. The Company does not include by-products in the GEO calculations. GEOs sold may not re-calculate based on amounts presented in this table due to rounding.
(10)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See “Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which is the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

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Conference Call Information
This news release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.
•Conference call and webcast: Tuesday, August 4, 2026, at 5:00 pm EDT.

Toll-free in U.S. and Canada:	+1 (833) 752-3757
All other callers:	+1 (412) 652-1234
For the webcast:	ir.ssrmining.com/investors/events
•The webcast will be available on our website. Audio replay will be available for two weeks by dialing:

Toll-free in U.S. and Canada:	+1 (855) 669-9658, replay code 3272681
All other callers:	+1 (412) 317-0088, replay code 3272681
Dividend Declaration
On August 4, 2026 the Board of Directors declared a quarterly cash dividend of $0.03 per common share, payable on September 11, 2026 to shareholders of record at the close of business on August 14, 2026.
This dividend is designated as an 'eligible dividend' for Canadian income tax purposes.
The dividend payment applies to holders of SSR Mining’s common shares, which trade on Nasdaq and the Toronto Stock Exchange under the symbol SSRM. Payments to Canadian shareholders will be made in Canadian dollars based on the exchange rate on the record date as reported by the Bank of Canada. Payments to other shareholders will be made in U.S. dollars and will be subject to applicable withholding taxes.
About SSR Mining
SSR Mining Inc. is a free-cash-flow-focused gold and silver mining company and the third-largest gold producer in the United States. SSR Mining has a diversified portfolio of operating, development and exploration assets across the Americas, including four operating mines in the USA, Canada, and Argentina. In 2026, SSR Mining is expected to produce between 450,000 and 535,000 Gold Equivalent Ounces. The Company is headquartered in Denver, Colorado and is listed under the ticker symbol SSRM on the Nasdaq Stock Market and the Toronto Stock Exchange.
For more information, please visit: www.ssrmining.com.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

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Cautionary Note Regarding Forward-Looking Information and Statements:
Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking statements, forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking statements and information may be contained in this document and our other public filings. Forward-looking statements and information relates to statements concerning our outlook and anticipated events or results and in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue”, other similar expressions, as well as statements written in the future tense or that are not historical facts.
Forward-looking information and statements in this news release include any statements concerning, among other things: forecasts and outlook; preliminary cost reporting in this document; guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; growth initiatives; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and returning cash to shareholders, including via share repurchases or dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; our joint venture governance and operations; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; timing and impact surrounding suspension or interruption of operations as a result of regulatory requirements or actions by governmental authority; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.
Such forward-looking statements and information are subject to various risks and uncertainties and based on a number of material factors and assumptions which could cause actual results and experience to differ materially from anticipated results or expectations expressed in this news release, including, but not limited in any manner to, those disclosed from time to time in our reports filed with the SEC on EDGAR, including the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as applicable, and the Canadian securities regulatory authorities on SEDAR+, and include: the inherent speculative nature of exploration results; the ability to explore; local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of current and future joint ventures and their governance and operations; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; the Company’s ability to efficiently integrate acquired mines and businesses and to manage the costs related to any such integration, or to retain key technical, professional or management personnel; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.
The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, undue reliance should not be placed on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Cautionary Note Regarding Non-GAAP Measures
We have included certain non-GAAP performance measures throughout this document to assist in understanding our financial results. These performance measures are employed by us to measure our operating and economic performance internally and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. These performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our condensed consolidated interim financial statements.

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Total Cash, Total Debt, Net Cash (Debt), Total Liquidity, Cash costs, AISC per ounce sold, adjusted net income (loss) attributable to SSR Mining shareholders, free cash flow, and mine site free cash flow are Non-GAAP Measures with no standardized definition under U.S. GAAP.
Non-GAAP Measure – Total Cash, Total Debt, Net Cash (Debt) and Total Liquidity
Total cash, Total debt, and Net cash (debt) are used by management and investors to measure the Company's underlying operating performance. The Company believes that these measures are useful measures for shareholders as they help evaluate liquidity, available cash, and the Company’s financial position. The Company believes that liquidity and available cash will be sufficient to sustain the operational needs of the Company for the next twelve months.
Total cash is calculated as Cash and cash equivalents plus Restricted cash and Total debt is calculated as the face value of the Company’s Convertible Notes plus other current debt. Net debt is calculated as Total cash less Total debt.
The following table provides a reconciliation of cash and cash equivalents to Total cash, Total debt, and Net cash:

	As of
(in thousands)	June 30, 2026	December 31, 2025
Cash and cash equivalents from continuing operations (GAAP)	$1,783,042	$515,561
Restricted cash	$—	$—
Total cash from continuing operations (non-GAAP)	$1,783,042	$515,561

Face value of Convertible Notes	$—	$230,000
Other current debt	$—	$—
Total debt from continuing operations (non-GAAP)	$—	$230,000

Net cash (debt) from continuing operations (non-GAAP)	$1,783,042	$285,561
Total liquidity is calculated as Cash and cash equivalents plus Restricted cash and borrowing capacity under current revolving credit facilities, including accordion features. As of June 30, 2026, no borrowings were outstanding on the Company’s $400 million credit facility with a $100 million accordion feature.
The following table provides a reconciliation of Cash and cash equivalents to Total liquidity:

	As of
(in thousands)	June 30, 2026	December 31, 2025
Cash and cash equivalents from continuing operations (GAAP)	$1,783,042	$515,561
Restricted cash	$—	$—
Total cash from continuing operations (non-GAAP)	$1,783,042	$515,561
Borrowing capacity on credit facility	$400,000	$400,000
Borrowing capacity on accordion feature of credit facility	$100,000	$100,000
Total liquidity from continuing operations (non-GAAP) (11)	$2,283,042	$1,015,561
(11)Excludes letters of credit. As of June 30, 2026 and December 31, 2025, the company had $0.5 million in letters of credit. Inclusive of these letters of credit, total liquidity from continuing operations is $2,283.5 million as of June 30, 2026 and $1,016.0 million as of December 31, 2025.
Subsequent to the quarter, the Facility was increased from $400 million to $600 million. The increased Facility does not have an accordion feature. Based on the total cash from continuing operations and inclusive of this increased revolving credit facility, total liquidity from continuing operations total $2,383.0 million.
Non-GAAP Measure - Cash Costs and AISC
Cash Costs and All-In Sustaining Costs (“AISC”) per payable ounce of gold and respective unit cost measures are non-U.S. GAAP metrics developed by the World Gold Council to provide transparency into the costs associated with producing gold and provide a standard for comparison across the industry. The World Gold Council is a market development organization for the gold industry.
The Company uses cash costs per ounce of precious metals sold and AISC per ounce of precious metals to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes these are relevant metrics used to understand its operating profitability. When deriving the cost of sales associated with an ounce of precious metal, the Company includes by-product credits, which allows management and other stakeholders to assess the net costs of gold and silver production.
AISC includes total cost of sales incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, growth capital is excluded. The Company determines sustaining capital to be capital expenditures that are necessary to maintain current production and execute the current mine plan. The Company determines growth capital to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation.
The Company believes that AISC provides additional information to management and stakeholders that provides visibility to better define the total costs associated with production and better understanding of the economics of the Company's operations and performance compared to other producers. In deriving the number of ounces of precious metal sold, the Company considers the

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physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.
The following tables provide a reconciliation of Cost of sales to cash costs and AISC:

	Three Months Ended June 30, 2026
(in thousands, unless otherwise noted)	Marigold	CC&V	Seabee	Puna	Corporate	Total From Continuing Operations
Cost of sales (GAAP) (12)	$58,843	$44,488	$27,016	$43,325	$—	$173,672
By-product credits	$(63)	$(3,828)	$(25)	$(7,760)	$—	$(11,676)
Treatment and refining charges	$39	$82	$23	$(1,983)	$—	$(1,839)
Cash costs (non-GAAP)	$58,819	$40,742	$27,014	$33,582	$—	$160,157
Sustaining capital and lease related expenditures	$30,869	$12,267	$9,359	$9,614	$—	$62,109
Sustaining exploration and evaluation expense	$—	$—	$—	$—	$—	$—
Reclamation cost accretion and amortization	$788	$3,838	$647	$1,261	$—	$6,534
General and administrative expense and stock-based compensation expense (13)	$—	$—	$—	$—	$27,649	$27,649
Total AISC (non-GAAP)	$90,476	$56,847	$37,020	$44,457	$27,649	$256,449

Gold sold (oz)	29,720	28,499	15,700	—	—	73,919
Silver sold (oz)	—	—	—	1,505,858	—	1,505,858
Gold equivalent sold (oz) (14)	29,720	28,499	15,700	23,903	—	97,822

Cost of sales per gold ounces sold	$1,980	$1,561	$1,721	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$28.77	N/A	N/A
Cost of sales per GEO sold (14)	$1,980	$1,561	$1,721	$1,813	N/A	$1,775
Cash cost per gold ounce sold	$1,979	$1,430	$1,721	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$22.30	N/A	N/A
Cash cost per GEO sold (14)	$1,979	$1,430	$1,721	$1,405	N/A	$1,637
AISC per gold ounce sold	$3,044	$1,995	$2,358	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$29.52	N/A	N/A
AISC per GEO sold (14)	$3,044	$1,995	$2,358	$1,860	N/A	$2,622

	Six Months Ended June 30, 2026
(in thousands, unless otherwise noted)	Marigold	CC&V	Seabee	Puna	Corporate	Total From Continuing Operations
Cost of sales (GAAP) (12)	$130,477	$99,234	$48,261	$90,819	$—	$368,791
By-product credits	$(128)	$(6,156)	$(40)	$(16,627)	$—	$(22,951)
Treatment and refining charges	$108	$131	$64	$(3,977)	$—	$(3,674)
Cash costs (non-GAAP)	$130,457	$93,209	$48,285	$70,215	$—	$342,166
Sustaining capital and lease related expenditures	$51,874	$19,387	$24,758	$14,359	$—	$110,378
Sustaining exploration and evaluation expense	$—	$—	$—	$—	$—	$—
Reclamation cost accretion and amortization	$1,580	$7,675	$1,121	$2,307	$—	$12,683
General and administrative expense and stock-based compensation expense (13)	$—	$—	$—	$—	$66,130	$66,130
Total AISC (non-GAAP)	$183,911	$120,271	$74,164	$86,881	$66,130	$531,357

Gold sold (oz)	69,229	66,746	21,837	—	—	157,812
Silver sold (oz)	—	—	—	3,339,149	—	3,339,149
Gold equivalent sold (oz) (14)	69,229	66,746	21,837	53,002	—	210,814

Cost of sales per gold ounces sold	$1,885	$1,487	$2,210	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$27.20	N/A	N/A
Cost of sales per GEO sold (14)	$1,885	$1,487	$2,210	$1,714	N/A	$1,749
Cash cost per gold ounce sold	$1,884	$1,396	$2,211	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$21.03	N/A	N/A
Cash cost per GEO sold (14)	$1,884	$1,396	$2,211	$1,325	N/A	$1,623
AISC per gold ounce sold	$2,657	$1,802	$3,396	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$26.02	N/A	N/A
AISC per GEO sold (14)	$2,657	$1,802	$3,396	$1,639	N/A	$2,521
(12)Excludes depreciation, depletion, and amortization.
(13)General and administrative expense for the three and six months ended June 30, 2026 included $10.3 million and $30.7 million, respectively, in share based compensation expense.
(14)Effective January 1, 2026, the Company calculates GEOs using a fixed silver-to-gold ratio of 63:1. The Company does not include by-products in the GEO calculations. GEOs sold may not re-calculate based on amounts presented in this table due to rounding.

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	Three Months Ended June 30, 2025
(in thousands, unless otherwise noted)	Marigold	CC&V	Seabee	Puna	Corporate	Total From Continuing Operations
Cost of sales (GAAP) (15)	$56,376	$50,003	$18,473	$38,096	$—	$162,948
By-product credits	$(33)	$(501)	$(15)	$(12,146)	$—	$(12,695)
Treatment and refining charges	$92	$—	$23	$(669)	$—	$(554)
Cash costs (non-GAAP)	$56,435	$49,502	$18,481	$25,281	$—	$149,699
Sustaining capital and lease related expenditures	$11,770	$6,656	$8,762	$4,023	$—	$31,211
Sustaining exploration and evaluation expense	$1,447	$—	$—	$—	$—	$1,447
Care and maintenance (16)	$—	$—	$234	$—	$—	$234
Reclamation cost accretion and amortization	$691	$3,838	$555	$2,545	$—	$7,629
General and administrative expense and stock-based compensation expense (17)	$—	$—	$—	$—	$26,634	$26,634
Total AISC (non-GAAP)	$70,343	$59,996	$28,032	$31,849	$26,634	$216,854

Gold sold (oz)	35,589	44,800	10,350	—	—	90,739
Silver sold (oz)	—	—	—	2,534,393	—	2,534,393
Gold equivalent sold (oz) (18)	35,589	44,800	10,350	25,997	—	116,736

Cost of sales per gold ounces sold	$1,584	1,116	$1,785	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$15.03	N/A	N/A
Cost of sales per GEO sold (18)	$1,584	1,116	$1,785	$1,465	N/A	$1,396
Cash cost per gold ounce sold	$1,586	1,105	$1,786	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$9.98	N/A	N/A
Cash cost per GEO sold (18)	$1,586	1,105	$1,786	$972	N/A	$1,282
AISC per gold ounce sold	$1,977	1,339	$2,708	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$12.57	N/A	N/A
AISC per GEO sold (18)	$1,977	1,339	$2,708	$1,225	N/A	$1,858

	Six Months Ended June 30, 2025
(in thousands, unless otherwise noted)	Marigold	CC&V (19)	Seabee	Puna	Corporate	Total From Continuing Operations
Cost of sales (GAAP) (15)	$115,102	$67,968	$41,604	$74,915	$—	$299,589
By-product credits	$(71)	$(714)	$(40)	$(23,255)	$—	$(24,080)
Treatment and refining charges	$158	$5	$66	$(344)	$—	$(115)
Cash costs (non-GAAP)	$115,189	$67,259	$41,630	$51,316	$—	$275,394
Sustaining capital and lease related expenditures	$23,439	$7,667	$20,510	$5,977	$—	$57,593
Sustaining exploration and evaluation expense	$1,674	$—	$—	$—	$—	$1,674
Care and maintenance (16)	$—	$—	$234	$—	$—	$234
Reclamation cost accretion and amortization	$1,363	$5,117	$1,388	$5,804	$—	$13,672
General and administrative expense and stock-based compensation expense (17)	$—	$—	$—	$—	$50,529	$50,529
Total AISC (non-GAAP)	$141,665	$80,043	$63,762	$63,097	$50,529	$399,096

Gold sold (oz)	75,997	56,100	36,350	—	—	168,447
Silver sold (oz)				4,908,738	—	4,908,738
Gold equivalent sold (oz) (18)	75,997	56,100	36,350	52,396	—	220,843

Cost of sales per gold ounces sold	$1,515	1,212	$1,145	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$15.26	N/A	N/A
Cost of sales per GEO sold (18)	$1,515	1,212	$1,145	$1,430	N/A	$1,357
Cash cost per gold ounce sold	$1,516	1,199	$1,145	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$10.45	N/A	N/A
Cash cost per GEO sold (18)	$1,516	1,199	$1,145	$979	N/A	$1,247
AISC per gold ounce sold	$1,864	1,427	$1,754	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$12.85	N/A	N/A
AISC per GEO sold (18)	$1,864	1,427	$1,754	$1,204	N/A	$1,807
(15)Excludes depreciation, depletion, and amortization.
(16)Care and maintenance expense only includes direct costs not associated with environmental reclamation and remediation costs, as depreciation is not included in the calculation of AISC.
(17)General and administrative expense for the three and six months ended June 30, 2025 included $6.4 million and $15.8 million, respectively, in share based compensation expense.
(18)In prior periods, GEOs were calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average closing commodity prices for the period. The Company does not include by-products in the GEO calculations. GEOs sold may not recalculate based on amounts presented in this table due to rounding.
(19)CC&V data represents the period from February 28, 2025, the closing date of the CC&V acquisition, to June 30, 2025.

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The following table provides a reconciliation of our projected cost of sales to projected cash costs and projected AISC used in the calculation of full-year projected 2026 cost guidance:

(operating guidance 100% basis) (20)		Marigold	CC&V	Seabee	Puna	Corporate	Total From Continuing Operations
Gold Production	koz	170 – 200	125 – 150	60 – 70	–	–	355 – 420
Silver Production	Moz	–	–	–	6.25 – 7.00	–	6.25 – 7.00
Gold Equivalent Production	koz	170 – 200	125 – 150	60 – 70	95 – 115	–	450 – 535
Gold Sold	koz	170 – 200	125 – 150	60 – 70	–	–	355 – 420
Silver Sold	Moz	–	–	–	6.25 – 7.00	–	6.25 – 7.00
Gold Equivalent Sold	koz	170 – 200	125 – 150	60 – 70	95 – 115	–	450 – 535

Cost of Sales (GAAP)	$M	292 – 358	178 – 224	89 – 109	141 – 168	–	700 – 859
By-Product Credits and Treatment & Refining Charges	$M	–	(1)	–	(35)	–	(36)
Cash Cost (non-GAAP) (21)	$M	292 – 358	177 – 223	89 – 109	106 – 133	–	664 – 823
Sustaining Capital Expenditures (22)	$M	108	34	42	18	–	202
Reclamation Cost Accretion & Amortization	$M	3	15	2	2	–	22
General & Administrative Expense	$M	–	–	–	–	65 – 70	65 – 70
Share-Based Compensation Expense (23)	$M	–	–	–	–	50 – 60	50 – 60
AISC (non-GAAP) (21)	$M	403 – 469	226 – 272	133 – 153	126 – 153	115 – 130	1,003 – 1,177

Cost of Sales per Ounce (GAAP)	$/oz	1,720 – 1,790	1,420 – 1,490	1,480 – 1,550	22.30 – 24.30	–	1,560 – 1,640
Cash Cost per Ounce (non-GAAP) (21)	$/oz	1,720 – 1,790	1,410 – 1,480	1,480 – 1,550	17.00 – 19.00	–	1,480 – 1,560
AISC per Ounce (non-GAAP) (21)	$/oz	2,320 – 2,390	1,780 – 1,850	2,170 – 2,240	20.00 – 22.00	–	2,180 – 2,260
(20)Amounts presented on 100% basis. Figures may not add due to rounding. In 2026, in an effort to limit the impact of gold and silver price volatility, SSR Mining will fix its gold to silver ratio for the purposes of GEO calculations to 63:1. See “Assumptions” earlier in the endnotes of this press release for additional information.
(21)The Company reports non-GAAP financial measures including cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. Cost of sales excludes depreciation, depletion, and amortization. Total AISC includes G&A costs and share-based compensation.
(22)Refer to “2026 Capital Guidance” table within the press release titled “SSR Mining Reports Full-Year Results and 2026 Operating Guidance” dated February 17, 2026 for a breakdown of sustaining capital expenditures.
(23)Share-based compensation guidance uses a reference price of approximately US$32.50 per share.

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Non-GAAP Measure - Adjusted Net Income (Loss) Attributable to SSR Mining Shareholders
Adjusted net income (loss) attributable to SSR Mining Shareholders and adjusted net income (loss) per share attributable to SSR Mining Shareholders are used by management to measure the Company's underlying operating performance. We believe these measures are useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are net income (loss) attributable to SSR Mining shareholders and net income (loss) per share attributable to SSR Mining shareholders. Adjusted net income (loss) attributable to SSR Mining shareholders is defined as net income (loss) adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including the impacts of impairment charges. Adjusted net income (loss) per share attributable to SSR Mining shareholders is defined as Adjusted net income attributable to SSR Mining shareholders divided by the corresponding Weighted-average shares used in the calculation of net income (loss) per share during the period.
The following table provides a reconciliation of Net income (loss) attributable to SSR Mining shareholders to Adjusted net income (loss) attributable to SSR Mining shareholders and Net income (loss) per share attributable to SSR Mining shareholders to Adjusted net income (loss) per share attributable to SSR Mining shareholders:

	Three Months Ended		Six Months Ended
(in thousands of US dollars, except per share data)	June 30,		June 30,
	2026	2025	2026	2025
Net income (loss) attributable to SSR Mining shareholders (GAAP)	$97,286	$90,075	$(9,164)	$148,856
Net income (loss) attributable to SSR Mining shareholders from discontinued operations (GAAP)	$(39,728)	$(41,908)	$(396,850)	$(67,682)
Net income attributable to SSR Mining shareholders from continuing operations (GAAP)	$137,014	$131,983	$387,686	$216,538
Interest saving on Convertible Notes, net of tax	$—	$1,247	$916	$2,479
Net income used in the calculation of diluted net income per share from continuing operations	$137,014	$133,230	$388,602	$219,017

Weighted-average shares used in the calculation of net income (loss) per share
Basic	208,014	202,774	206,823	202,598
Diluted	209,167	216,989	213,221	216,691

Net income per share attributable to SSR Mining shareholders from continuing operations
Basic	$0.66	$0.65	$1.87	$1.07
Diluted	$0.66	$0.61	$1.82	$1.01

Adjustments:
CC&V transaction and integration costs	$—	$4,958	$—	$11,753
Income tax impact related to above adjustments	$—	$1,362	$—	$—
Adjusted net income attributable to SSR Mining shareholders from continuing operations (Non-GAAP) (24)	$137,014	$138,303	$387,686	$228,291

Adjusted net income per share attributable to SSR Mining shareholders from continuing operations (Non-GAAP)
Basic	$0.66	$0.68	$1.87	$1.13
Diluted (25)	$0.66	$0.64	$1.82	$1.06
(24)During the three months ended June 30, 2026, the Company revised its calculation of adjusted attributable net income (loss) to no longer exclude (i) inflation-related tax impacts in Argentina and (ii) changes in the fair value of marketable securities associated with investments that economically offset foreign exchange losses resulting from the devaluation of the ARS. The adjustments were historically excluded due to the significant volatility associated with Argentina's inflationary environment and the resulting fluctuations in tax expense. Based on recent economic data, management concluded that these impacts are no longer reflective of unusual or non-recurring economic conditions. Accordingly, the Company removed the adjustments from its non-GAAP measure and revised prior-period amounts to conform to the current-period presentation. The change increased adjusted attributable net income (loss) by $11.3 million and $15.0 million for the three and six months ended June 30, 2026, respectively, and by $3.5 million and $7.8 million for the three and six months ended June 30, 2025, respectively.
(25)Adjusted net income (loss) per diluted share attributable to SSR Mining shareholders from continuing operations is calculated using diluted common shares, which are calculated in accordance with GAAP.

Non-GAAP Measure - Free Cash Flow From Continuing Operations, Cash Flow From Operating Activities From Continuing Operations Before Changes in Working Capital, Free Cash Flow From Continuing Operations Before Changes in Working Capital, and Mine Site Free Cash Flow
The Company uses free cash flow and mine site free cash flow to supplement information in its condensed consolidated financial statements. The most directly comparable financial measure prepared in accordance with GAAP to free cash flow is cash provided by operating activities and the most directly comparable financial measure prepared in accordance with GAAP to mine site free cash flow is mine segment revenue. The Company believes that in addition to measures prepared in accordance with GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources and, with respect to one of mine segments, to evaluate the cash generated from a mine. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities. The Company does not deduct payments made for business acquisitions. The Company calculates mine site free cash flow by deducting cost of sales, exploration, evaluation, and reclamation expenditures, cash care and maintenance, capital expenditures and taxes from revenue from a particular segment.

SSR MINING | PAGE 14

The following table provides a reconciliation of cash provided by operating activities to free cash flow:

	Three Months Ended		Six Months Ended
(in thousands of US dollars)	June 30,		June 30,
	2026	2025	2026	2025
Cash provided by operating activities from operations (GAAP)	$100,302	$157,556	$364,792	$239,893
Cash provided by (used in) operating activities from discontinued operations (GAAP)	$(15,317)	$6,854	$(55,665)	$(30,033)
Cash provided by operating activities from continuing operations (GAAP)	$115,619	$150,702	$420,457	$269,926
Expenditures on mineral properties, plant and equipment from continuing operations	$(65,285)	$(42,942)	$(121,361)	$(75,505)
Free cash flow from continuing operations (non-GAAP)	$50,334	$107,760	$299,096	$194,421
We also present free cash flow from continuing operations, operating cash flow before working capital adjustments and free cash flow before working capital adjustments as non-GAAP cash flow measures to supplement our operating cash flow and free cash flow (non-GAAP) measures. Management uses these measures to assess the Company’s underlying operating performance and to facilitate period-to-period comparisons of the Company’s ability to generate cash flow from its continuing business, independent of fluctuations in working capital. We believe presenting both operating cash flow and free cash flow before working capital adjustments, which reflects an exclusion of net changes in operating assets and liabilities, will be useful for investors because it presents cash flow that is actually generated from the continuing business. The Company calculates cash generated by (used in) operating activities before changes in working capital by adjusting cash generated by (used in) operating activities by the net change in operating assets and liabilities. The Company also calculates free cash flow before changes in working capital by deducting cash capital spending from cash flow from operating activities before changes in working capital.
The following table provides a reconciliation of cash provided by operating activities to cash generated by (used in) operating activities before changes in working capital, and free cash flow before changes in working capital:

	Three Months Ended		Six Months Ended
(in thousands of US dollars)	June 30,		June 30,
	2026	2025	2026	2025
Cash provided by operating activities from operations (GAAP)	$100,302	$157,556	$364,792	$239,893
Cash provided by (used in) operating activities from discontinued operations (GAAP)	$(15,317)	$6,854	$(55,665)	$(30,033)
Cash provided by operating activities from continuing operations (GAAP)	$115,619	$150,702	$420,457	$269,926
Net change in operating assets and liabilities	$72,690	$32,453	$76,529	$45,826
Cash provided by operating activities from continuing operations before changes in working capital (non-GAAP)	$188,309	$183,155	$496,986	$315,752
Expenditures on mineral properties, plant and equipment from continuing operations	$(65,285)	$(42,942)	$(121,361)	$(75,505)
Free cash flow from continuing operations before changes in working capital (non-GAAP)	$123,024	$140,213	$375,625	$240,247

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